Exhibit 4.13

EXECUTION VERSION

DATED 9 April 2014

THE COMMISSIONERS OF HER MAJESTY’S TREASURY

and

THE ROYAL BANK OF SCOTLAND GROUP PLC

______________________________________________

REVISED STATE AID COMMITMENT DEED
_______________________________________________

1.	DEFINITIONS AND INTERPRETATION	3
2.	CONDITIONS AND EFFECTIVENESS	7
3.	REVISED STATE AID COMMITMENTS; CO-OPERATION	7
4.	RECOVERY OF STATE AID	7
5.	WARRANTY	8
6.	TAX MATTERS	8
7.	ANNOUNCEMENTS AND PUBLICITY	9
8.	CONFIDENTIALITY; FREEDOM OF INFORMATION	12
9.	ASSIGNMENT	16
10.	REMEDIES	16
11.	FURTHER ASSURANCE	17
12.	INVALIDITY	17
13.	NOTICES	17
14.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	18
15.	COUNTERPARTS	18
16.	VARIATION	18
17.	GOVERNING LAW AND JURISDICTION	19
ANNEX 1 REVISED STATE AID COMMITMENTS		20

THIS DEED OF COMMITMENT is made on 9 April 2014

BETWEEN:

(1)	THE COMMISSIONERS OF HER MAJESTY’S TREASURY of 1 Horse Guards Road, London SW1A 2HQ (the “Treasury”); and

(2)
THE ROYAL BANK OF SCOTLAND GROUP PLC, a public company incorporated in Scotland with registered number 45551 and whose registered office is at 36 St Andrew Square, Edinburgh, Scotland EH2 2YB (“RBSG”),

WHEREAS:

(A)
On 14 December 2009 the European Commission, in its state aid decision in cases N422/2009 and N621/2009 addressed to Her Majesty’s Government of the United Kingdom (the “Government”), approved a series of measures undertaken by the Treasury in respect of RBSG (the “Original State Aid Approvals”).

(B)
In connection with the Original State Aid Approvals the Treasury gave a set of commitments to the European Commission (the “Original Commitments”), and RBSG undertook in a State Aid Commitment Deed dated 26 November 2009 (the “Original Deed”) to do all acts and things necessary to ensure that the Treasury was able to comply with the Original State Aid Approvals.

(C)
On 9 April 2014 the European Commission, in its state aid decision in case number SA. 38304 addressed to the Government, approved a further series of measures undertaken by the Treasury in respect of RBSG (the “Revised State Aid Approvals”).

(D)
In connection with the Revised State Aid Approvals the Treasury has agreed to give a set of revised commitments to the European Commission, which replace the Original Commitments and RBSG wishes to agree to do all acts and things necessary to ensure that the Treasury is able to comply with such Revised State Aid Commitments.

(E)
The commitments and undertakings contained in this Deed incorporate commitments from RBSG to the Treasury that are designed to ensure that the Treasury is able to comply with the Revised State Aid Commitments.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed (including the Recitals):

“Applicable Law” means any and all law (whether civil, criminal or administrative), common law, statutes, statutory instruments, treaties, conventions, directives, regulations or rules made thereunder, by-laws, demands, decrees, injunctions, resolutions, orders or judgments in any applicable jurisdiction, including the FCA Rules and any related or similar rules of any other Authority, in each case which is binding on RBSG, the relevant other member of the Group or the relevant other person or in respect of the relevant matter as the context requires;

“Authority” means (i) any government, (ii) any governmental or quasi-governmental authority, body, agency or association, (iii) any supranational, federal, state or local government, (iv) any statutory or regulatory body, agency or association, (v) any Tax Authority and (vi) any court, tribunal or other judicial body;

“Business Day” means any day (other than a Saturday or Sunday) on which clearing banks are open for a range of banking transactions in London;

“Confidential Information” has the meaning given to it in Clause 8.1;

“Dividend Access Share Retirement Agreement” means the agreement entered into between the Treasury and RBSG on or about the date of this Deed concerning certain amendments to the terms of the Series 1 Dividend Access Share held by the Treasury in RBSG;

“FCA” means the United Kingdom Financial Conduct Authority;

“FCA Rules” means the rules and guidance made by the FCA under FSMA and set out in the FCA’s handbook of rules and guidance as amended from time to time, and includes any rules and guidance made by any successor regulator body;

“FSMA” means the Financial Services and Markets Act 2000, including any regulations made pursuant thereto;

“Government Entity” means: (i) any department, non-departmental public body, authority or agency of the Government or the Crown; (ii) any of Her Majesty’s Secretaries of State and any other Minister of the Crown; (iii) the Treasury Solicitor; (iv) any body corporate established by statute some or all of the members of which are appointed by a Secretary of State or Minister of the Crown; and (v) any other entity or person directly owned or established by any of the foregoing, including UK Financial Investments Limited;

“Group” means RBSG and the subsidiary undertakings of RBSG from time to time;

“HMRC” means means Her Majesty's Revenue & Customs;

“Indemnified Persons” means (i) the Treasury, (ii) any other Government Entity and (iii) any Representative of any person specified in (i) and (ii), and “Indemnified Person” shall be construed accordingly;

“Inside Information” means Confidential Information received by the Treasury or any of its Representatives from RBSG or any member of its Group (or any of their respective Representatives) which is “inside information” within the meaning of section 118C of

FSMA or section 56 of the Criminal Justice Act 1993 in relation to RBSG or any member of its Group;

“Permitted Government Recipient” means:

(A)	the FCA, the Bank of England, HMRC, the National Audit Office, the National Archive and the Cabinet Office; and

(B)
any Government Entity other than (a) any person falling only within part (iv) of the definition of “Government Entity” (an “Excluded Government Entity”) and (b) any entity or person directly or indirectly wholly-owned by, or held on trust for, any Excluded Government Entity;

“Representatives” means: (i) in the context of the Treasury, the Treasury Solicitor and any of Her Majesty’s Secretaries of State (and any other Minister of the Crown) and any and all directors, officers, officials, employees, agents, professional advisers and contractors of the foregoing; and (ii) in the context of RBSG and its Group, the directors, officers, employees, agents, professional advisers and contractors of RBSG and its Group;

“Revised State Aid Commitments” means the commitments contained in Annex 1 to this Deed, each as supplemented, modified or replaced from time to time subject to and in accordance with this Deed (including, without limitation, Clause 16);

 “Stamp Duty” means any stamp, documentary, registration or capital duty or tax (including stamp duty, stamp duty reserve tax and any other similar duty or similar tax) and any fine, penalty or interest relating thereto, and “Stamp Duties” shall be construed accordingly;

“Tax” means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including, for the avoidance of doubt, Stamp Duty), in each case in the nature of taxation, duty, contribution or levy, whether of the United Kingdom or elsewhere in the world, whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a member of the Group or any other person and all penalties, charges, costs and interest relating thereto;

“Tax Authority” means any government, state, municipal, local, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having the power to impose, collect or administer any Tax or exercising a fiscal, revenue, customs or excise function with respect to Tax (including, without limitation, HMRC);

“TFEU” means the Treaty on the Functioning of the European Union;

“Treasury Permitted Purposes” means: (i) complying with the Treasury’s responsibilities and obligations, and exercising its rights, powers and discretions, under or in connection with this Deed (including with respect to the Revised State Aid Approvals and Revised State Aid Commitments); (ii) providing or enabling the provision of financial support to RBSG or protecting or enhancing the stability of the financial system of the United Kingdom; (iii) reporting on compliance with this Deed by RBSG (including with respect to the Revised State Aid Approvals and Revised State Aid Commitments); and (iv) discharging the Treasury’s responsibilities and functions;

“Treasury Solicitor” has the same meaning as in the Treasury Solicitor Act 1876; and

“VAT” means value added tax as provided for in Directive 2006/112/EC and charged in accordance with the provisions of VATA 1994 and any Tax of a similar nature which is introduced in substitution for or in addition to such Tax;

“VATA” means the Value Added Tax Act 1994;

“Working Hours” means 9.00 am to 5.00 pm on a Business Day.

1.2	In this Deed, unless otherwise specified:

(A)	references to clauses and sub-clauses are to clauses and sub-clauses of this Deed;

(B)	the words “include” and “including” shall be deemed to be followed by the phrase “without limitation”;

(C)	headings and sub-headings in this Deed are included for ease of reference only and shall not affect the interpretation of this Deed;

(D)
any reference to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or governmental body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)
any reference to any statute, statutory provision or rules or regulations made thereunder shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, re-enacted or replaced; and

(F)	a reference to any other document is a reference to that other document as amended, varied or supplemented at any time.

1.3	For the purposes of the Dividend Access Share Retirement Agreement, this Deed constitutes the “State Aid Deed”.

1.4
This Deed is being entered into, amongst other things, in order to ensure that the Treasury is able to comply with the Revised State Aid Commitments.  If there is: (i) any ambiguity or inconsistency in the provisions of this Deed; or (ii) any dispute as to the interpretation or intended effect of this Deed or any provision contained in it, such ambiguity, inconsistency or dispute shall be resolved, to the extent possible, by reference to the terms of the Revised State Aid Commitments and the Revised State Aid Approvals.

1.5	In the event of any inconsistency between the provisions of this Deed and the provisions of the Original Deed, the provisions of this Deed shall prevail.

2.	CONDITIONS AND EFFECTIVENESS

All provisions of this Deed shall have full force and effect upon execution and delivery of this Deed by the parties to it.

3.	REVISED STATE AID COMMITMENTS; CO-OPERATION

Save to the extent that the Revised State Aid Approvals have been annulled or suspended by the General Court of the European Union or the Court of Justice of the European Union, or revoked by the European Commission, RBSG undertakes to do all acts and things necessary to ensure that the Treasury is able to comply with the Revised State Aid Commitments, including:

(A)	complying (or procuring compliance) with the Revised State Aid Commitments; and

(B)
promptly complying (or procuring compliance) with any and all requests from the Treasury for information, documentation or explanations, and doing all such other acts and things requested in writing by the Treasury, which are in the Treasury’s opinion (acting reasonably):

(i)	required in order to enable the Treasury or the European Commission to monitor compliance with the Revised State Aid Commitments or this Deed; or

(ii)
required to respond to requests for information, documentation or explanations from the European Commission in relation to the Revised State Aid Approvals or monitoring compliance with the Revised State Aid Approvals.

4.	RECOVERY OF STATE AID

4.1
If the European Commission adopts a decision that the United Kingdom must recover any state aid (a “Repayment Decision”) and the recovery order of the Repayment Decision has not been annulled or suspended by the General Court of the European Union or the Court of Justice of the European Union, then RBSG shall repay to the Treasury any aid ordered to be recovered under the Repayment Decision.

4.2
The amount which RBSG is obliged to repay to the Treasury under clause 4.1 shall be calculated by the Treasury and shall be calculated in accordance with Council Regulation No 659/1999 and Commission Regulation 794/2004 (including with respect to the calculation of payable interest).

5.	WARRANTY

RBSG represents and warrants to the Treasury on the date of this Deed that it has duly executed and delivered this Deed.

6.	TAX MATTERS

Withholdings and Taxes on payments

6.1
All payments by RBSG under or in connection with this Deed shall be paid without any deduction or withholding, unless required by Applicable Law.  If any Tax is required by Applicable Law to be deducted or withheld from or in connection with any such payment, the amount payable shall be increased so as to ensure that the amount received by the Treasury or any other Indemnified Person (after such deduction or withholding, including for the avoidance of doubt any additional deduction or withholding required as a result of such increase) is equal to the amount which the Treasury or such other Indemnified Person would have received if no such deduction or withholding had been required.

6.2
If any Indemnified Person is subject to Tax in respect of any sum payable under or in connection with this Deed (other than any sum payable as part of any fees or similar remuneration payable to such Indemnified Person), or if any such sum is taken into account in computing the profits, income or gains of any Indemnified Person for Tax purposes, the sum payable shall be increased so as to ensure that the amount retained by such Indemnified Person (after the payment of such Tax, including for the avoidance of doubt any additional Tax payable as a result of such increase) is equal to the amount which such Indemnified Person would have retained in the absence of such Tax.

Output VAT

6.3
Each sum payable by RBSG under or in connection with this Deed is expressed exclusive of any amount in respect of VAT which is chargeable on any supply or supplies for which such sum (or any part thereof) is the whole or part of the consideration for VAT purposes.  If any Indemnified Person makes (or is deemed to make) any supply for VAT purposes in consideration for such sum (or any part thereof) and VAT is or becomes chargeable in respect of such supply, RBSG shall pay to such Indemnified Person (within 14 days of the receipt of a valid VAT invoice) an additional sum equal to the amount of such VAT.

Input VAT

6.4
If RBSG is obliged to pay any sum under or in connection with this Deed by way of indemnity, reimbursement, damages or compensation for or in respect of any liability, damage, cost, demand, charge or expense (the “Relevant Cost”), the calculation of such sum shall include an amount determined as follows:

(A)
if the Relevant Cost is, for VAT purposes, the consideration for a supply of goods or services made to the relevant Indemnified Person (including where such supply is made to the relevant Indemnified Person as agent for RBSG within the terms of section 47 of the VATA), such additional amount shall be equal to any input VAT which was incurred by the relevant Indemnified Person in respect of that supply and which it is not able to recover from the relevant Tax Authority; and

(B)
if the Relevant Cost is, for VAT purposes, a disbursement incurred by the relevant Indemnified Person as agent on behalf of RBSG and the relevant supply is made to RBSG for VAT purposes, such additional amount shall be equal to any amount in respect of VAT which was paid in respect of the Relevant Cost by the relevant Indemnified Person, and the relevant Indemnified Person shall use reasonable endeavours to procure that the relevant third party issues a valid VAT invoice in respect of the Relevant Cost to RBSG.

Stamp Duties

6.5
RBSG shall pay and bear, and shall indemnify each Indemnified Person on demand against, any Stamp Duty which is payable or paid by such Indemnified Person or is otherwise a cost to or borne by such Indemnified Person in connection with the execution, delivery, performance or enforcement of this Deed.

7.	ANNOUNCEMENTS AND PUBLICITY

7.1
Subject to this Clause 7 (and with the exception of the Circular (as defined in the Dividend Access Share Retirement Agreement), the Dividend Access Share Retirement Agreement and, provided that there has been no material and relevant change in circumstances since the date of the Circular or the Dividend Access Share Retirement Agreement (as the case may be), any announcement or public statement repeating information in the Circular or the Dividend Access Share Retirement Agreement (as the case may be) (which will in each case be subject to the arrangements agreed in the Dividend Access Share Retirement Agreement)), RBSG shall ensure that no member of the Group nor any of their respective Representatives shall make, publish, issue or release any announcement or public statement in relation to, or which refers to:

(A)	this Deed;

(B)	the Treasury in connection with this Deed;

(C)	the Revised State Aid Approvals; or

(D)	the Revised State Aid Commitments,

including in any annual report and accounts or other documents issued or made available to holders of securities, whether in electronic or paper written form, or in any oral announcement or statement, but excluding any announcement or public statement which has been previously notified to the Treasury pursuant to Clause 7.4(B), provided that there has been no material and relevant change in circumstances since the date of such previous notification (each a “State Aid Statement”).

Exceptions

7.2	Notwithstanding Clause 7.1:

(A)
each member of the Group may (and each such member’s Representatives may on its behalf)  make, publish, issue or release any State Aid Statement if and to the extent required by (i) Applicable Law or (ii) the rules of the Bank of England or of any securities exchange, clearing system or Authority (including the FCA) to which it is subject or submits (each, a “Permitted Statement”) provided that any such Permitted Statement is made, published or issued in compliance with Clauses 7.4 to 7.7 (inclusive); and

(B)
the Representatives of each member of the Group may make on behalf of that member State Aid Statements which are unscripted oral statements (each, a “Permitted Oral Statement”), provided that RBSG shall use all reasonable endeavours to ensure that processes are in place with a view to ensuring that any such unscripted oral statements are consistent with any other State Aid Statements made in accordance with this Clause 7 by or on behalf of RBSG or any other member of the Group.

7.3
Any State Aid Statement which does not constitute a Permitted Statement or a Permitted Oral Statement may be made, issued, published or released only if it is in form and substance satisfactory to the Treasury.

7.4	Any Permitted Statement:

(A)	must be (in the honestly held opinion of any director or officer of the company making or authorising the Permitted Statement) accurate and not misleading;

(B)
subject to Clause 7.6, must be made, published, issued or released only after RBSG has given as much prior notification as is reasonably practicable to, and has consulted to the fullest extent reasonably practicable with, the Treasury with a view to giving the Treasury as much time as is reasonably practicable, in all the circumstances, to review and comment on such Permitted Statement; and

(C)
subject to Clause 7.6, must reflect any amendments which the Treasury (acting reasonably) proposes be made, including in respect of references to the Treasury, this Deed, the Revised State Aid Approvals or the Revised State Aid Commitments, save to the extent that any such proposed amendment:

(i)	is not permitted by Applicable Law;

(ii)	conflicts with the fiduciary duties of any director or officer of the company making or authorising the Permitted Statement;

(iii)	(in the honestly held opinion of any director or officer of the company making or authorising the Permitted Statement) is not accurate or is misleading; or

(iv)
reflects a disagreement between RBSG and the Treasury as to the interpretation of this Deed, the Revised State Aid Approvals or the Revised State Aid Commitments or any other matters and RBSG’s interpretation of this Deed, the

Revised State Aid Approvals or the Revised State Aid Commitments or other matters is honestly believed by the director(s) or officer(s) of the company making or authorising the Permitted Statement to be accurate and not misleading.

7.5
If, in respect of any Permitted Statement, any member of RBSG’s Group or any of its Representatives proposes, pursuant to Clause 7.4(C), not to adopt, or does not adopt, any amendment proposed by the Treasury, RBSG shall (to the extent reasonably practicable, prior to the making, publication, issuance or release of the relevant Permitted Statement or, if not reasonably practicable, promptly thereafter) provide to the Treasury, in writing, reasons explaining why such amendments are not proposed to be, or were not, adopted.

7.6	If any member of RBSG’s Group, or any of its Representatives, proposes to make a Permitted Statement and either:

(A)
notification to, and consultation with, the Treasury prior to the making, publication, issuance or release of such Permitted Statement is not permissible under (i) Applicable Law or (ii) the rules of the Bank of England or of any securities exchange, clearing system or Authority (including the FCA) to which it is subject or submits; or

(B)	the Permitted Statement must be made urgently such that prior notification to or consultation with the Treasury is not reasonably practicable,

then RBSG shall as soon as permissible under Applicable Law or the relevant rules (as applicable) and as soon as is reasonably practicable, provide a copy of such Permitted Statement to the Treasury, together with a notification providing reasonable details of the circumstances giving rise to the Permitted Statement, the nature of the relevant Permitted Statement and the basis upon which that Group member or Representative was prevented from complying with Clause 7.4(B).

7.7
RBSG shall ensure that any State Aid Statement that is submitted to the Treasury pursuant to Clause 7.3 or 7.4 for the Treasury’s review, comment or approval is identified as a State Aid Statement or a Permitted Statement to which Clause 7.3 or 7.4 (respectively) applies.

Announcements by the Treasury

7.8
The Treasury and its Representatives may make, publish, issue or release any announcement or statement in relation to this Deed, the Revised State Aid Approvals, the Revised State Aid Commitments, RBSG’s connection with the Revised State Aid Approvals or the Revised State Aid Commitments or any other matter pertaining to the operation of this Deed, the Revised State Aid Approvals, the Revised State Aid Commitments or RBSG’s connection with the Revised State Aid Approvals or the Revised State Aid Commitments that the Treasury considers to be necessary, desirable or appropriate (acting reasonably), provided that, if and to the extent that such announcement or statement contains any Confidential Information, the making, publication, issuance or release does not breach Clause 8.

8.	CONFIDENTIALITY; FREEDOM OF INFORMATION

8.1
Each party (the “first party”) shall treat as confidential any information that (i) is covered by the obligation of professional secrecy as referred to in articles 24 and 25 of Council Regulation No 659/1999; and (ii) the other party (or its Representatives) has provided to the first party (or its Representatives) with respect to the matters referred to in this Deed (“Confidential Information”).

8.2	Each party shall:

(A)	not, without the prior written consent of the other party, disclose any Confidential Information to any person other than to its respective Representatives:

(i)	in the case of disclosure by the Treasury, to enable or assist the Treasury to fulfil any of the Treasury Permitted Purposes; and

(ii)
in the case of disclosure by RBSG, to the extent that such Representatives require the Confidential Information to enable or assist RBSG to comply with its responsibilities and obligations, or exercise its rights, under this Deed;

(B)	procure that any person to whom any Confidential Information is so disclosed by it complies with the restrictions contained in this clause 8 as if such person were a party to this Deed; and

(C)	have in place and maintain security measures and procedures to protect the confidentiality of Confidential Information.

8.3
The Treasury shall use (and shall ensure that its Representatives will use) Confidential Information only for the Treasury Permitted Purposes (or, in the case of any Permitted Government Recipient referred to in sub-clause 8.5(B), for the purposes of enabling or assisting such person to fulfil its functions). In particular, the Treasury shall (and shall ensure that its Representatives shall) not use the Confidential Information for the benefit of any third party, including any financial institution in which the Treasury has an ownership interest from time to time or in communications or discussions with such financial institutions or any of their group members or representatives.

8.4
RBSG shall use (and shall ensure that its Representatives will use) Confidential Information only to enable or assist RBSG to comply with its responsibilities and obligations, and exercise its rights, under this Deed.

8.5	The restrictions in clauses 8.1 and 8.2 shall not prevent the Treasury from disclosing Confidential Information:

(A)	to the European Commission, if and to the extent that the Treasury considers such disclosure is necessary in connection with (i) the application of the state aid rules of the TFEU, (ii) any European Commission decision relating to those rules or (iii) compliance with any of the United Kingdom’s reporting requirements under the Revised State Aid Commitments;

(B)
on a confidential basis, to any Permitted Government Recipient or any successor organisation of any Permitted Government Recipient to the extent that the Treasury considers (acting reasonably) that such disclosure is required to enable or assist: (i) the Treasury to fulfil any of the Treasury Permitted Purposes; or (ii) any Permitted Government Recipient (or any of its successors) to fulfil its functions;

(C)
to Parliament or to any Parliamentary committee (including the Public Accounts Committee, the House of Commons Treasury Select Committee and any Select Committee of the Parliament of the United Kingdom), in each case if and to the extent that the Treasury considers (acting reasonably) that such disclosure is required to enable or assist the Treasury to fulfil any Treasury Permitted Purpose;

(D)	on a confidential basis, where the Treasury considers (acting reasonably) that such disclosure is required to enable or assist it to fulfil any Treasury Permitted Purpose; or

(E)	where RBSG has agreed in advance to such disclosure,

subject as provided in clause 8.9 in the case of disclosure in reliance on the exceptions in either of sub-clauses (B) and (D) above.

8.6
Prior to any disclosure of Confidential Information by the Treasury or any of its Representatives in reliance on an exception set out in sub-clause 8.5(C), the Treasury shall, so far as it is lawful and the Treasury considers it is reasonably practicable, and not inconsistent with Parliamentary convention, to do so in the circumstances, use reasonable endeavours to notify RBSG in writing of the Confidential Information to be disclosed. The notification obligation in this clause 8.6 shall not apply to the disclosure of Confidential Information comprised in any non-scripted oral statement.

8.7
Prior to any disclosure of Confidential Information by the Treasury or any of its Representatives in reliance on an exception set out in sub-clause 8.5(A) the Treasury shall, so far as it is lawful and the Treasury considers it is reasonably practicable to do so:

(A)
consult with RBSG as soon as reasonably practicable as to the Confidential Information that the Treasury (or any of its Representatives) proposes to disclose and the reason for disclosure and, as part of any such consultation process, the Treasury shall take into account any representation from RBSG as to whether such information is commercially sensitive and/or subject to contractual, legal or regulatory restrictions on disclosure owed to third parties, and any other representations from RBSG as to whether or not (and the extent to which) such information is required to be disclosed and as to the timing and nature of such disclosure;

(B)
if the Treasury determines that such disclosure is required and RBSG has objected to such disclosure, give RBSG as much prior notice as is reasonably practicable of the Confidential Information to be disclosed and the proposed timing and nature of such disclosure; and

(C)
having regard to any representations received from RBSG pursuant to sub-clause (A), anonymise the relevant Confidential Information (whether by aggregation, redaction or otherwise) if and to the extent that the Treasury considers that the relevant requirement or need for disclosure can be satisfied by the disclosure of anonymised Confidential Information.

8.8
If the Treasury is informed that it (or any of its Representatives) is in possession of any Inside Information as a result of a notification from RBSG to the Treasury that any Confidential Information is Inside Information, then the Treasury shall (and shall ensure that its Representatives will) upon disclosure of any Inside Information in reliance on an exception set out in either of sub-clauses 8.5(B) and 8.5(D) of clause 8.5, notify the relevant recipient (a "third party recipient") that the Confidential Information being disclosed constitutes Inside Information and that such Inside Information should be kept confidential.

8.9
If any disclosure of Inside Information is made in reliance on an exception set out in either of sub-clauses 8.5(B) and 8.5(D) of clause 8.5, the Treasury shall (and shall ensure that its Representatives will):

(A)	keep a record of the persons to whom such Inside Information is disclosed;

(B)
notify RBSG of the Inside Information it has disclosed to the relevant third party recipient but only if and to the extent that such notification complies with Applicable Law and is not otherwise prejudicial either to the purpose for which the Inside Information has been disclosed or the purpose for which the Inside Information may be used by the third party recipient; and

(C)	use reasonable endeavours to ensure that, prior to any public disclosure of Inside Information by any third party recipient, either:

(i)
(a) the third party recipient notifies the Treasury in writing of any Confidential Information proposed to be publicly disclosed by such third party recipient; and (b) the Treasury notifies RBSG of the Confidential Information to be publicly disclosed by the third party recipient; or

(ii)	the third party recipient notifies RBSG in writing of the Confidential Information proposed to be publicly disclosed by such third party recipient,

but in each case only if and to the extent that such notification complies with Applicable Law and is not otherwise prejudicial either to the purpose for which the Inside Information has been disclosed or the purpose for which the Inside Information may be used by the third party recipient.

8.10
Nothing in this Deed is intended to facilitate or permit the Treasury to disclose Confidential Information if and to the extent that such disclosure is in contravention of or inconsistent with Applicable Law relating to market abuse or insider dealing.

8.11	The restrictions in clauses 8.1 and 8.2 shall not prevent the Treasury or RBSG from disclosing Confidential Information:

(A)
which is required by: (i) Applicable Law, or (ii) the rules of the Bank of England or of any securities exchange, clearing system or Authority (including the FCA and the European Commission) to which it is subject or submits;

(B)	which is disclosed to a Tax Authority in connection with the Tax affairs of RBSG or a member of the Group;

(C)	if and to the extent required for the purpose of any judicial proceedings;

(D)	if and to the extent the information has come into the public domain other than as a result of a breach of confidence or contractual obligations; or

(E)	where the Treasury has agreed in advance to such disclosure.

8.12
If the Treasury is requested to disclose any Confidential Information pursuant to the provisions of the Freedom of Information Act 2000 (the “FOI Act”, and such a request, an “FOI Request”), the Treasury shall (to the extent practicable and permissible under the FOI Act and consistent with the Code of Practice of the Secretary of State for Constitutional Affairs on discharge of public authorities’ functions under Part 1 of the FOI Act):

(A)	notify RBSG in writing of the nature and content of such FOI Request as soon as practicable;

(B)
prior to the making of a disclosure pursuant to an FOI Request, for a period of no less than 5 Business Days consult with RBSG as to: (i) whether such FOI Request is valid; (ii) whether or not disclosure pursuant to the FOI Act is required; and (iii) (if the Treasury determines that disclosure pursuant to the FOI Act is required) the scope and content of any proposed disclosure, and, as part of such consultation process, the Treasury shall take into account any representation from RBSG as to whether the Confidential Information is commercially sensitive and any other representations from RBSG as to whether or not there is an obligation to disclose such Confidential Information and/or the extent of any such required disclosure; and

(C)
(if the Treasury determines that disclosure pursuant to the FOI Act is required and RBSG has objected to such disclosure or the extent of the proposed disclosure) give RBSG as much prior notice as is reasonably practicable prior to such disclosure being made.

9.	ASSIGNMENT

9.1	The Treasury may effect a Transfer to any Government Entity on such terms as it considers appropriate.

9.2
The Treasury shall effect a Transfer by giving not less than 10 Business Days prior written notice to RBSG specifying the identity of the transferee and the rights, powers, discretions or obligations under this Deed that are to be the subject of the Transfer (the “Substituted Rights and Obligations”).

9.3
If a notification is given by the Treasury pursuant to clause 9.2, RBSG shall enter into such further agreements as are necessary in order to substitute the relevant transferee for the Treasury in respect of the Substituted Rights and Obligations.

9.4	If the Treasury effects any Transfer pursuant to this clause 9, RBSG shall not incur any greater liability under clause 6 than would have been the case but for such Transfer.

9.5
For the purposes of this clause 9, “Transfer” means (i) the assignment of all or any part of the Treasury’s rights and benefits of or under this Deed; (ii) the declaration of a trust in respect of or the entry into of any arrangement whereby the Treasury agrees to hold in trust for any person all or any part of the benefit of, or its rights or benefits under, this Deed; or (iii) the transfer (whether by way of novation, sub-contract, delegation or otherwise), or the entry into an arrangement whereby any person is to perform, any or all of the Treasury’s obligations under this Deed.

10.	REMEDIES

10.1
No delay or omission by the Treasury or RBSG (as the case may be) in exercising any right, power or remedy provided by law or under or pursuant to this Deed shall: (i) affect that right, power or remedy; or (ii) operate as a waiver of it.

10.2
The single or partial exercise by the Treasury of any right, power or remedy provided by law or under or pursuant to this Deed shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.3	Any right of the Treasury is cumulative and not exclusive of any other right (whether provided by law or otherwise).

10.4
RBSG acknowledges and agrees that damages may not be an adequate remedy for any breach of this Deed, and further acknowledges and agrees that, without prejudice to any other rights or remedies which the Treasury may have, whether pursuant to a provision of this Deed or otherwise equitable relief (including specific performance and injunction) for any such breach (or potential breach) will normally be appropriate.  RBSG agrees not to raise any objection to any application by the Treasury for any such remedies.

11.	FURTHER ASSURANCE

RBSG shall at its own cost, and so far as it is able to do so in accordance with Applicable Law, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the Treasury which the Treasury may (acting reasonably) consider necessary for giving full effect to this Deed and securing to the Treasury the full benefit of the rights, powers and remedies conferred upon the Treasury under or pursuant to this Deed.

12.	INVALIDITY

If any provision of this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Deed but the legality, validity and enforceability of the remainder of this Deed shall not be affected.

13.	NOTICES

13.1	Except as otherwise provided in this Deed, a notice under this Deed shall only be effective if it is in writing or sent by email. Facsimile transmissions are permitted.

13.2	Notices under this Deed shall be sent to a party to this Deed at its postal address, number or email address and for the attention of the individual set out below:

Party and title of individual	Address	Facsimile no.	Email address
RBSG	Gogarburn, Edinburgh, EH12 1HQ Attention: Group General Counsel	0131 626 3081	Chris.Campbell@rbs.com
Treasury	1 Horse Guards Road London SW1A 2HQ Attention: Director, Financial Stability	020 7270 4844	notifications@hmtreasury.gsi.gov.uk
provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause 13.  That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

13.3	Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class post, two clear Business Days after the date of posting;

(C)	if sent by email, when despatched; and

(D)	if sent by facsimile, when despatched.

13.4	Any notice given under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

14.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

15.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

16.	VARIATION

16.1
Any term of this Deed may be amended, and the observance of any term of this Deed may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Treasury.

16.2
Subject to clause 16.3, and except where the Revised State Aid Approvals have been annulled or suspended by the General Court of the European Union or the Court of Justice of the European Union, if the Treasury considers at any time that it is necessary to modify the Revised State Aid Commitments to reflect a change to the Revised State Aid Approvals, the Treasury may by notice to RBSG supplement, modify, replace or delete any part of the Revised State Aid Commitments in such a manner as the Treasury considers necessary (acting reasonably), provided that the Treasury shall first consult with RBSG in good faith about such supplement, modification, replacement or deletion.

16.3
If the Treasury or the European Commission seeks to supplement, modify or replace any part of the Revised State Aid Commitments or the Revised State Aid Approvals, then RBSG and the Treasury will each cooperate in good faith with a view to agreeing an appropriate response to such proposals.  However, the Treasury will not, without the consent of RBSG (acting reasonably) agree to any such supplement, modification or replacement that would have the general effect of making any of the Revised State Aid Commitments or Revised State Aid Approvals significantly more onerous to RBSG.

16.4
Without prejudice to Clause 16.3, the Treasury agrees that it will not propose to the European Commission any supplements, modifications or replacements to the Revised State Aid Commitments or the Revised State Aid Approvals without (where permitted by law) first informing RBSG of such proposals and discussing such proposals in good faith with RBSG.

17.	GOVERNING LAW AND JURISDICTION

17.1
Any matter, claim or dispute arising out of or in connection with this Deed, whether such matter, claim or dispute is contractual or non-contractual, shall be governed by and determined in accordance with the laws of England.

17.2
The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, arising out of or in connection with this Deed, and for these purposes, RBSG irrevocably submits to the jurisdiction of the courts of England.

ANNEX 1

REVISED STATE AID COMMITMENTS

STRICTLY CONFIDENTIAL – CONTAINS BUSINESS SECRETS

TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

1.	Definitions

1.1.
“Balance Sheet Target Level” means a reduction in the funded assets of the RBS Regulatory Group, as shown in the published audited consolidated pro forma balance sheet of the RBS Regulatory Group for the year ending 31 December 2013 (the “2013 Balance Sheet”), to *** or less.

1.2.
“Businesses” or “Divestment Businesses” means the Rainbow Business, the residual shareholding in RBS Insurance (named Direct Line) and RBS Citizens. “Business” or “Divestment Business” shall be construed accordingly.

1.3.
“Buyer’s Group” means (a) the buyer; (b) those undertakings in which the buyer, directly or indirectly: (i) owns more than half of the capital or business assets; (ii) has the power to exercise more than half the voting rights; (iii) has the power to appoint more than half the members of the supervisory board, the administrative board or bodies legally representing the undertakings; or (iv) has the right to manage the undertakings’ affairs; (c) those undertakings which have in the buyer the rights or powers listed in (b); (d) those undertakings in which an undertaking referred to in (c) has the rights or powers listed in (b); and (e) those undertakings in which two or more undertakings as referred to in (a) to (d) jointly have the rights or powers listed in (b).

1.4.	“Comet” means the consortium led by Corsair and Centerbridge that entered into the Investment Agreement with RBSG, RBS plc, NatWest plc and others on 27 September 2013.

1.5.	“Divestiture Trustee” has the meaning set out in clause 3.5.

1.6.	“Decision Date” means the date of the European Commission decision(s) referred to in clause 2.

1.7.	“FCA” means the Financial Conduct Authority of the United Kingdom.

1.8.	“Financial Institution” means ***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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1.9.	"Investment Agreement with Comet" means the Investment Agreement signed by the RBS with the Investors on the 27 September 2013 relating to the Rainbow deal, ***

1.10.	"Investors" means the new investors named in the Investment Agreement with Comet.

1.11.	“Hold Separate Manager” has the meaning set out in clause 3.11.

1.12.	“Monitoring Trustee” has the meaning set out in clause 7.1.

1.13.	“PRA” means the Prudential Regulation Authority of the United Kingdom.

1.14.	“Rainbow Business” means the business described in Schedule 1.

1.15.
"RBS" means The Royal Bank of Scotland Group plc, a public company incorporated in Scotland with registered number SC045551 and whose registered office is at 36 St Andrew Square, Edinburgh, Scotland EH2 2YB.

1.16.	"RBS Group" means RBS including its subsidiaries from time to time.

1.17.	“RBS Regulatory Group” has the same meaning as “Regulatory Group” as set out in clause of the Acquisition and Contingent Capital Agreement dated 26 November 2009.

1.18.	“Recapitalisation” means the Acquisition of the B Shares for £25.5 billion by HM Treasury as set out in the Acquisition and Contingent Capital Agreement dated 26 November 2009.

1.19.
“SME market” means the market in the United Kingdom for the provision of banking services to business and commercial customers with an annual turnover of up to £25 million and “SME” shall be defined accordingly.

1.20.	"RBS Citizens" means RBS Citizens Financial Group Inc, a US subsidiary of RBSG.

1.21.	"Transitional Board", expected to be known as the Williams & Glyn Management Advisory Committee, refers to the definition given in the terms of the Investment Agreement with Comet.

2.	Conditionality

The commitments set out below are conditional on the European Commission reaching a decision or decisions that the amendments to the restructuring decision of 14/12/2009 in relation to Rainbow and to the Dividend Access Share do not affect the conclusion of compatibility with the internal market of the initial State aid received by RBS.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

3.	Divestment Obligation

3.1.	RBS will:

(A)	divest its entire interest in each of the Rainbow Business and RBS Insurance; and

(B)	divest its entire interest in RBS Citizens.

3.2.	RBS must dispose of the Businesses in accordance with the following provisions:

(A)
RBS must proceed to initial public offering before 31 December 2016 and dispose of its entire interest in the Rainbow Business by 31 December 2017. As an alternative to the initial public offering RBS will also have the possibility of a whole business sale or tendering procedure as regards its entire interests in Rainbow, providing ***

(B)	RBS must dispose of its entire remaining interest in RBS Insurance by 31 December 2014.

(C)	RBS must dispose of RBS Citizens by way of an initial public offering (and, if required, subsequent disposal tranches) or a whole business sale or tendering procedure by 31 December 2016.

3.3.
In the event that RBS Citizens is planned to be disposed through an initial public offering (IPO) and that market metrics in the judgement of the sponsor banks for the initial public offering indicate that the US capital markets are in such condition that an initial public offering, or subsequent tranches of disposal, following an initial public offering, required to dispose of all of the shares in RBS Citizens, would not be achievable in an orderly fashion or at a fair value as defined by the market metrics by 31 December 2016, the deadline for the disposal will be automatically extended by a period of 12 months.

The market metrics defining whether a sale could or could not be achieved in an orderly fashion or at fair value through an initial public offering and subsequent tranches are set out in Schedule 4. These market metrics are to be regularly monitored by the sponsor bank and reported on by the Monitoring Trustee.

3.4.	***

3.5.
Subject to any extension granted by the European Commission *** resulting from clause 3.3, the UK Government must appoint a trustee that will, within *** of appointment, dispose of the Business(es) at no minimum price, including a negative price (and in the case of the Rainbow

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

Business to a purchaser as envisaged by clause 3.9 below), if the disposal of the Business(es) has not been completed by the dates specified in clauses 3.2 above (the “Divestiture Trustee”).

3.6.	The following provisions apply to the appointment of a Divestiture Trustee:

(A)
subject to any extension granted by the European Commission *** resulting from clause 3.3, the UK Government must propose to the European Commission for approval, no later than one month before the deadlines specified in 3.2 as appropriate a list of one or more persons whom it proposes to appoint as Divestiture Trustee;

(B)	the Divestiture Trustee must be appointed within one week of the European Commission’s approval in accordance with the mandate approved by the European Commission;

(C)	RBS must grant comprehensive powers of attorney to the Divestiture Trustee:

a)	to effect the disposal of the relevant Business(es) (including the necessary powers to ensure the proper execution of all the documents required for effecting the disposal); and

b)	to take all actions and declarations which the Divestiture Trustee considers necessary or appropriate to achieve the disposal, including the appointment of advisors to assist with the disposal;

(D)	RBS must provide the Divestiture Trustee with all such co-operation, assistance and information as the Divestiture Trustee may reasonably require to perform its tasks; and

(E)	the Divestiture Trustee shall be remunerated by RBS and in a way that does not impede the independent and effective fulfilment of the Divestiture Trustee’s mandate.

3.7.	***

3.8.
When it was offered for sale in early 2010, the Rainbow Business met the size described in the term sheet of commitments referred to in the December 2009 Restructuring Decision. When it was again offered for sale in 2012, the Rainbow Business met the size described in Schedule 1 below.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

3.9.	In case of sale through a tendering procedure as it is described in clause 3.7 the buyer of the Rainbow Business must:

(A)
together with the rest of the Buyer’s Group, in combination with the Rainbow Business, have a market share of less than 14% in the SME market, measured by number of customers served in the UK and by reference to the most recent pH annual survey (or, should pH cease to publish relevant figures, as calculated by a comparable successor provider of market information) issued prior to the signing of the sale and purchase agreement relating to the sale of the Rainbow Business to the Buyer;

(B)	be independent of RBS and must not be connected to RBS within the meaning of Article 11 of the European Commission Block Exemption Regulation No 2790/1999 regarding vertical agreements;

(C)
satisfy the relevant competition authorities that it is in a reasonable position to satisfy all the necessary conditions imposed by the relevant competition authorities as part of any merger control process and by other authorities for the acquisition of the Rainbow Business or relevant part thereof;

(D)
satisfy the PRA (or its successor body) as to the adequacy of its financial resources (both in respect of liquidity and capital), the competency and experience of the leadership, the adequacy of its risk and control standards, the adequacy of its attitude to customers in terms of fair customer treatment, adequate service and fair pricing, and the long term viability, success and sustainability of the entity, assessed by reference to (amongst other things) its business plan; and

(E)
have sufficient resources and incentive to keep and develop the Rainbow Business provided that if the buyer satisfies sub-clause 3.9(D) above it shall be presumed also to satisfy this sub-clause 3.9(E).

3.10.
RBS shall, if requested, exercise best efforts to support, on reasonable commercial terms, the buyer(s) of the Rainbow Business (including, where relevant, any new entity resulting from an initial public offering as envisaged in clause 3.2(A) above) in migrating to appropriate infrastructure for the ongoing operation of the business. This support will include reasonable transitional support agreements (including if relevant an agreement to provide clearing services on market terms and, in relation to the transferring customers that are associated with branches that are being divested, the right for the buyer to continue to use existing sort codes and account numbers, as at the date of transfer, for such duration as the buyer may request), covering ongoing operations, customer and product migration and staff training.

3.11.	As long as the Investment Agreement with Comet is applicable and with a view to ensuring the continued economic viability, marketability and competitiveness of the Rainbow Business, ***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

The CEO will oversee the management of the Rainbow Business in its best interests, in common consultation with RBS and consistent with i) regulatory requirements, ii) RBS operating and governance policies and iii) the board of RBS’s fiduciary duties to RBS’s shareholders and as monitored by the Monitoring Trustee appointed in accordance with clause 7 below.

In case of termination of the Investment Agreement before the initial public offering and with a view to ensure the continued economic viability, marketability and competitiveness of the Rainbow Business, RBS shall appoint a person to manage the Rainbow Business (the “Hold Separate Manager”) no later than 6 months after the termination of the Investment Agreement and shall ensure that the Hold Separate Manager operates independently. The Hold Separate Manager must remain appointed until the completion of the disposal of the Rainbow Business. The Hold Separate Manager can be the CEO in place (or other senior employee) of the Rainbow Business. The Hold Separate Manager will oversee the management of the Rainbow Business in its best interests, in common consultation with RBS and consistent with the board of RBS’s fiduciary duties to RBS’s shareholders and as monitored by the Monitoring Trustee appointed in accordance with clause 7 below. For the avoidance of doubt, the appointment of the Hold Separate Manager shall not preclude the Rainbow Business from having access to infrastructure and personnel of RBS where appropriate for the efficient conduct of the Rainbow Business, nor shall it preclude the transfer of information between the Rainbow Business and the remainder of RBS.

3.12	***

4.	Restrictions on further acquisitions and business activities

4.1.	Except to the extent that the cumulative purchase price (excluding the assumption of debt) paid by RBS for all acquisitions as specified in (A) or (B) below, is less than £500 million, RBS:

(A)
will not acquire any Financial Institutions or any package of assets and liabilities that together constitutes a business equivalent to a Financial Institution, until the date of completion of disposal of the Divestment Businesses; and

(B)	will not make any other acquisitions the purpose of which is to expand RBS’s activities outside of its business model, until the date on which the last of the Businesses has been divested.

4.2.	***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

4.3	***

5.	Conduct in relation to the Businesses

5.1.
RBS shall procure that, for *** of the Rainbow Business, no member of the RBS Group shall canvass or solicit the custom of any person who is a customer of the Rainbow Business immediately before completion of the disposal, in relation to products or services carried on by the Rainbow Business immediately before completion of the disposal. This clause shall not apply to any such customer who independently approaches any member of the RBS Group without any prior (and direct) inducement from a member of the RBS Group. Further, it shall not prevent any member of the RBS Group canvassing or soliciting the custom of any person in relation to any activity outside the Rainbow Business, provided that no member of the RBS Group shall canvass or solicit the custom of any such person in relation to activities that compete with the Rainbow Business. Furthermore, it shall not prevent any member of the RBS Group from undertaking generalised marketing campaigns where such campaigns are not specifically targeted at the customers of the Rainbow Business but which may also include customers of the Rainbow Business.

5.2.
RBS shall be entitled to transfer to a retained branch of the RBS Group any person who is both a customer of the Rainbow Business and an employee of any member of the RBS Group (other than an employee transferring with the Rainbow Business).

5.3.	As long as the Investment Agreement with Comet is applicable:

(A)
RBS shall provide the appropriate support to enable the CEO of Rainbow to carry on the Rainbow Business as a going concern in the ordinary and usual course as carried on prior to the Decision Date and to manage it according to the business preservation metrics described in Schedule 2 , in common consultation with RBS and consistent with i) regulatory requirements, ii) RBS operating and governance policies and iii) the board of RBS’s fiduciary duties to RBS’s shareholders; and

(B)
RBS shall provide the appropriate support to the CEO of Rainbow so that the management of the Rainbow Business is consistent with the corresponding budget (e.g. as attached for 2014 in schedule 3), but nothing in this provision will prevent any reorganisation or restructuring of the Rainbow Business in preparation for disposal in accordance with the provisions of this term sheet.

***

5.4.	Between the Decision Date and the completion of the disposal of a Divestment Business, RBS shall not initiate any programmes involving directed and targeted

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

contact with customers of the relevant Business for the purpose of encouraging said customers to leave the relevant Business. For the avoidance of doubt, RBS shall be permitted to initiate programmes which involve direct and targeted contact with such customers where the purpose of such contact is to promote products and services of RBS that do not form part of a Divestment Business.

5.5.
From the Decision Date to the time at which a prospectus has been issued for the Business (or if relevant, until the time at which a sale and purchase agreement has been signed), RBS will not actively target employees working within the relevant Business to transfer to roles outside of the relevant Business.

6.	References to State support

Until the full disposal of Rainbow, RBS shall not refer to the fact that it enjoys any State support or to the fact that the UK State is a shareholder in RBS in any of RBS’s advertising.

7.	Monitoring Trustee

7.1.
RBS shall maintain the mandate of a trustee in charge of the overall task of monitoring and ensuring, under European Commission’s instructions, compliance with the commitments (the “Monitoring Trustee”). Monitoring Trustee reports will be provided to the Commission on a half yearly basis.

7.2.
In case of a change of Monitoring Trustee the United Kingdom shall propose to the European Commission for approval, no later than one month before the expected date of appointment, a list of two or more persons, selected after a competitive tender procedure, whom it proposes to be appointed as Monitoring Trustee. The Monitoring Trustee shall be appointed within one week of the European Commission’s approval in accordance with the mandate approved by the European Commission and shall report to the European Commission on a half yearly basis as to RBS’s compliance with the commitments. The first report will be submitted to the European Commission no later than six months after Monitoring Trustee appointment.

7.3.
RBS and Rainbow shall provide and cause their advisors to provide to the Monitoring Trustee all such co-operation, assistance and a direct access to all information as it may reasonably require to perform its tasks, including the possibility to appoint advisors. The Monitoring Trustee shall be remunerated by RBS in a way that does not impede the independent and effective fulfilment of its mandate.

8.	Enforcement and Reporting

8.1.	HM Treasury will ensure that RBS complies with the commitments in this term sheet.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

8.2.	HM Treasury will submit half-yearly reports on the measures taken to comply with the commitments in this Term Sheet.

Schedule 1                     Description of the Rainbow Business

1.1.
The Rainbow Business is the RBS branch-related Retail and SME business in England and Wales, and the NatWest branch-related Retail and SME business in Scotland, along with the Direct SME business and, to the extent transfer is within the control of RBS, the accounts and assets pertaining to and services provided to certain mid-corporate customers (where a ‘mid-corporate customer’ is a customer who has turnover of between £25 million and £1 billion per annum), subject to clause 1.5 below.

1.2.
The banking business associated with customers being transferred (i.e. the provision of loans, debit cards, credit cards, current accounts, overdrafts, savings accounts and mortgages subject to paragraph 1.5) will be transferred.

1.3.	In addition to the banking business outlined at paragraph 1.2, the Rainbow Business includes the following assets:

i.	Leasehold or freehold interest in 308 RBS branches and sub-branches in England and Wales, and 6 NatWest branches and sub-branches in Scotland.

ii.	Further Banking Infrastructure, including leasehold or freehold interests in buildings to be utilised as:

•	40 Business and Commercial Banking Centres.

•	4 Corporate Banking Centres

•	2 Direct Business Banking Centres

•	3 Personal Relationship Manager Centres; and

•	4 Operational Centres.1

iii.
Approximately 6,000 employees, including approximately 850 relationship managers, or appropriate number as a result of any efficiency improvements that may have taken place between the Decision Date and divestment date; and

iv.
Arrangements for the supply of certain products/services on reasonable commercial terms by RBS or a subsidiary as defined in agreement with a potential purchaser/investor, for a transitional period from the divestment date as defined in agreement with a potential purchaser/investor.

1 Certain of the centres referred to in 1.3(ii) may be contained in the same site.

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TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

1.4.
The Rainbow Business includes the following intangible assets: the Williams & Glyn’s brand. For the avoidance of doubt, the Rainbow Business shall not include the RBS, NatWest, Drummonds or Child & Co brands.

1.5.	For the avoidance of doubt, the Rainbow Business shall not include:

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

***

Schedule 2: Rainbow Business preservation metrics

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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TERM SHEET FOR UK AID COMMITMENTS IN RESPECT OF RBS

Schedule 3: Rainbow 2014 budget

***

Schedule 4: RBS Citizen metrics for an automatic extension

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

  IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written.

Executed as a deed by	)
)
	)	/s/ John Penrose
LORD COMMISSIONER OF HER	)
MAJESTY’S TREASURY, in the presence	)	Lord Commissioner of Her Majesty’s
of:		Treasury

Witness’s signature:		/s/ Joe Pearce

Name (print):		Joe Pearce

Occupation:		Civil Servant

Address:		House of Commons, SW1A 0AA

Executed as a deed by	)
)
	)	/s/ Mark Lancaster
LORD COMMISSIONER OF HER	)
MAJESTY’S TREASURY, in the presence	)	Lord Commissioner of Her Majesty’s
of:		Treasury

Witness’s signature:		/s/ Joe Pearce

Name (print):		Joe Pearce

Occupation:		Civil Servant

Address:		House of Commons, SW1A 0AA

Executed as a deed by	)
THE ROYAL BANK OF SCOTLAND	)
GROUP PLC	)	By:	/s/ Ross McEwan
acting by a director and its secretary/two	)
directors:	)		Director
)
)
	)	By:	/s/ Nathan Bostock
)
	)		Director/Secretary